As filed with the Securities and Exchange Commission on May 3, 2013

1933 Act File No. 333-178548

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________________________

Form N-2

___________________________

(Check Appropriate Box or Boxes)

☐ REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☐ Pre-Effective Amendment No.

☒ Post-Effective Amendment No. 4

HMS INCOME FUND, INC.

(Exact Name of Registrant as Specified in Charter)

2800 Post Oak Boulevard, Suite 5000

Houston, Texas 77056-6118

Address of Principal Executive Offices (Number, Street, City, State, Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 220-6121

___________________________

Sherri W. Schugart

HMS Income Fund, Inc.

2800 Post Oak Boulevard, Suite 5000

Houston, Texas 77056-6118

Name and Address (Number, Street, City, State, Zip Code) of Agent For Service

___________________________

COPIES TO:

John A. Good, Esq.

Bass, Berry & Sims PLC

100 Peabody Place, Suite 900

Memphis, Tennessee 38103-3672

Tel: (901) 543-5901

Fax: (888) 543-4644

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a distribution reinvestment plan, check the following box. ☑

This filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-178548) of HMS Income Fund, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibit (n)(4) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 4 consists only of the facing page, this explanatory note, and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 4 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C
OTHER INFORMATION

Item 25. Financial Statements and Exhibits

(2)	Exhibits

(a)	Articles of Amendment and Restatement of the Registrant (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

(b)	Amended and Restated Bylaws of the Registrant (Filed as part of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 27, 2013 and incorporated by reference herein).

(c)	Not applicable

(d)	Form of Subscription Agreement (included in the Prospectus as Appendix A)

(e)	Distribution Reinvestment Plan (Filed as part of the Registrant’s post-effective Amendment No. 2 to the Registration Statement on Form N-2, filed with the SEC on September 28, 2012 and incorporated by reference herein).

(f)	Not applicable

(g)(1)	Investment Advisory and Administrative Services Agreement by and between the Registrant and the Adviser (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

(g)(2)	Investment Sub-Advisory Agreement by and among the Registrant, the Adviser, Main Street Capital Partners, LLC and Main Street Capital Corporation (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

(h)(1)	Dealer Manager Agreement with Hines Securities, Inc. (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

(h)(2)	Form of Selected Dealer Agreement (Filed as part of the Registrant’s pre-effective Amendment No. 2 to the Registration Statement on Form N-2, filed with the SEC on April 30, 2012 and incorporated by reference herein).

(i)	Not applicable

(j)	Custody Agreement (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

(k)(1)	Loan and Security Agreement by and between HMS Income LLC and Main Street Capital Corporation (Filed as part of the Registrant’s Registration Statement on Form N-2, filed with the SEC on December 16, 2011 and incorporated by reference herein).

(k)(2)	Agreement and Plan of Merger (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

(k)(3)	Credit Agreement with Capital One, National Association (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

(k)(4)	Form of Indemnification Agreement by and between the Registrant and each of its Affiliated Directors and Officers (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

(k)(5)	Form of Indemnification Agreement by and between the Registrant and each of its Independent Directors (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

(k)(6)	Escrow Agreement (Filed as part of the Registrant’s post-effective Amendment No. 1 to the Registration Statement on Form N-2, filed with the SEC on June 25, 2012 and incorporated by reference herein).

(k)(7)	Amended and Restated Conditional Fee Waiver Agreement (Filed as part of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 27, 2013 and incorporated by reference herein).

(l)	Opinion of Venable LLP (Filed as part of the Registrant’s pre-effective Amendment No. 4 to the Registration Statement on Form N-2, filed with the SEC on June 4, 2012 and incorporated by reference herein).

(m)	Not applicable

(n)(1)	Consent of Venable LLP (incorporated by reference to Exhibit l hereto)

(n)(2)	Consent of Grant Thornton LLP regarding HMS Income Fund, Inc. (Filed as part of the Registrant’s post-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on March 28, 2013 and incorporated by reference herein).

(n)(3)	Report of Grant Thornton LLP regarding the senior security table contained herein (Filed as part of the Registrant’s post-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on March 28, 2013 and incorporated by reference herein).

(n)(4)	Consent of Grant Thornton LLP*

(o)	Not applicable

(p)	Not applicable

(q)	Not applicable

(r)(1)	Code of Ethics of the Registrant (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

(r)(2)	Code of Ethics of HMS Adviser LP (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

(r)(3)	Code of Ethics of Main Street Capital Corporation and Main Street Capital Partners, LLC (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

(r)(4)	Code of Ethics of Hines Securities, Inc. (Filed as part of the Registrant’s pre-effective Amendment No. 3 to the Registration Statement on Form N-2, filed with the SEC on May 31, 2012 and incorporated by reference herein).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, and State of Texas, on the 3rd of May, 2013.

HMS INCOME FUND, INC.

By:	/s/ Ryan T. Sims
Name:	Ryan T. Sims
Title:	Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sherri W. Schugart	President and Chief Executive Officer	May 3, 2013
Sherri W. Schugart	(Principal Executive Officer)

/s/ Ryan T. Sims	Chief Financial Officer and Secretary	May 3, 2013
Ryan T. Sims	(Principal Financing and Accounting Officer)

*	Director	May 3, 2013
Charles N. Hazen
*	Director	May 3, 2013
Peter Shaper

*	Director	May 3, 2013
John O. Niemann, Jr.

*By:	/s/ Ryan T. Sims
Ryan T. Sims, as Attorney-in-fact